                                                                   Exhibit 10.21

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                 AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

                          DATED AS OF DECEMBER 21, 2005

                                      AMONG

                         SWIFT RECEIVABLES CORPORATION,
                                 AS THE SELLER,

                        SWIFT TRANSPORTATION CORPORATION,
                        AS THE INITIAL COLLECTION AGENT,

                               ABN AMRO BANK N.V.,
               AS THE AGENT AND AS THE AMSTERDAM PURCHASER AGENT,

                            SUNTRUST CAPITAL MARKETS,
                AS THE THREE PILLARS FUNDING LLC PURCHASER AGENT,

            THE OTHER PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO

                           THE RELATED BANK PURCHASERS
                         FROM TIME TO TIME PARTY HERETO,

                           THREE PILLARS FUNDING LLC,
                             AS A CONDUIT PURCHASER,

                         AMSTERDAM FUNDING CORPORATION,
                             AS A CONDUIT PURCHASER

                                       AND

           THE OTHER CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I          PURCHASES FROM SELLER AND SETTLEMENTS.................     1
   Section 1.1.    Sales.................................................     1
   Section 1.2.    Interim Liquidations..................................     4
   Section 1.3.    Selection of Discount Rates and Tranche Periods.......     4
   Section 1.4.    Fees and Other Costs and Expenses.....................     5
   Section 1.5.    Maintenance of Sold Interest; Deemed Collection.......     5
   Section 1.6.    Reduction in Commitments..............................     6
   Section 1.7.    Optional Repurchases..................................     6
   Section 1.8.    Assignment of Purchase Agreement......................     7

ARTICLE II         SALES TO AND FROM CONDUIT PURCHASERS; ALLOCATIONS.....     7
   Section 2.1.    Required Purchases from a Conduit Purchaser...........     7
   Section 2.2.    Purchases by a Conduit Purchaser......................     7
   Section 2.3.    Allocations and Distributions.........................     8

ARTICLE III        ADMINISTRATION AND COLLECTIONS........................     9
   Section 3.1.    Appointment of Collection Agent.......................     9
   Section 3.2.    Duties of Collection Agent............................    10
   Section 3.3.    Reports...............................................    11
   Section 3.4.    Lock-Box Arrangements.................................    11
   Section 3.5.    Enforcement Rights....................................    11
   Section 3.6.    Collection Agent Fee..................................    12
   Section 3.7.    Responsibilities of the Seller........................    12
   Section 3.8.    Actions by Seller.....................................    12
   Section 3.9.    Indemnities by the Collection Agent...................    12

ARTICLE IV         REPRESENTATIONS AND WARRANTIES........................    13
   Section 4.1.    Representations and Warranties........................    13

ARTICLE V          COVENANTS.............................................    15
   Section 5.1.    Covenants of the Seller...............................    15

ARTICLE VI         INDEMNIFICATION.......................................    19
   Section 6.1.    Indemnities by the Seller.............................    19
   Section 6.2.    Increased Cost and Reduced Return.....................    21
   Section 6.3.    Other Costs and Expenses..............................    22
   Section 6.4.    Withholding Taxes.....................................    22
   Section 6.5.    Payments and Allocations..............................    22

ARTICLE VII        CONDITIONS PRECEDENT..................................    23
   Section 7.1.    Conditions to Closing.................................    23
   Section 7.2.    Conditions to Each Purchase...........................    24

ARTICLE VIII       THE AGENT.............................................    24
   Section 8.1.    Appointment and Authorization.........................    24
   Section 8.2.    Delegation of Duties..................................    25
   Section 8.3.    Exculpatory Provisions................................    25
   Section 8.4.    Reliance by Agent.....................................    26
   Section 8.5.    Assumed Payments......................................    26
   Section 8.6.    Notice of Termination Events..........................    27
   Section 8.7.    Non-Reliance on Agent, Purchaser Agents and Other
                      Purchasers.........................................    27
   Section 8.8.    Agents and Affiliates.................................    28
   Section 8.9.    Indemnification.......................................    28
   Section 8.10.   Successor Agent.......................................    28

ARTICLE IX         MISCELLANEOUS.........................................    28
   Section 9.1.    Termination...........................................    28
   Section 9.2.    Notices...............................................    29
   Section 9.3.    Payments and Computations.............................    29
   Section 9.4.    Sharing of Recoveries.................................    29
   Section 9.5.    Right of Setoff.......................................    30
   Section 9.6.    Amendments............................................    30
   Section 9.7.    Waivers...............................................    30
   Section 9.8.    Successors and Assigns; Participations; Assignments...    31
   Section 9.9.    Intended Tax Characterization.........................    32
   Section 9.10.   Confidentiality.......................................    33
   Section 9.11.   Agreement Not to Petition.............................    33
   Section 9.12.   Excess Funds..........................................    33
   Section 9.13.   No Recourse...........................................    34
   Section 9.14.   Headings; Counterparts................................    34
   Section 9.15.   Cumulative Rights and Severability....................    34
   Section 9.16.   Governing Law; Submission to Jurisdiction.............    34
   Section 9.17.   WAIVER OF TRIAL BY JURY...............................    34
   Section 9.18.   Entire Agreement......................................    34
   Section 9.19    Seller Address Change.................................    35

SCHEDULES     DESCRIPTION
---------     -----------
Schedule I    Definitions
Schedule II   Related Bank Purchasers and Commitments of Related Bank Purchasers

EXHIBITS    DESCRIPTION
--------    -----------
Exhibit A   Form of Incremental Purchase Request
Exhibit B   Form of Periodic Report
Exhibit C   Addresses and Names of Seller and Originator
Exhibit D   Subsidiaries
Exhibit E   Lock-Boxes and Lock-Box Banks
Exhibit F   Form of Lock-Box Letter
Exhibit G   Compliance Certificate
Exhibit H   Credit and Collection Policy

                 AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

          AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of December 21, 2005, among Swift Receivables Corporation, a Delaware corporation, as Seller (the "Seller"), Swift Transportation Corporation, a Nevada corporation, as initial Collection Agent (the "Initial Collection Agent," and, together with any successor thereto, the "Collection Agent"), ABN AMRO Bank N.V., as agent for Amsterdam and the Purchasers (the "Agent"), SunTrust Capital Markets, as the Three Pillars Purchaser Agent, the Other Purchaser Agents from time to time party hereto, the related bank purchasers party hereto (the "Related Bank Purchasers"), Three Pillars Funding LLC ("Three Pillars"), as a Conduit Purchaser, Amsterdam Funding Corporation ("Amsterdam"), as a Conduit Purchaser and the other Conduit Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in
Schedule I.

          The parties hereto agree as follows:

                                    ARTICLE I
                      PURCHASES FROM SELLER AND SETTLEMENTS

          Reference is made to the Receivables Sale Agreement dated as of December 30, 1999 (as amended prior to the date hereof, the "Original Sale Agreement"), among the Seller, the Initial Collection Agent, the Agent, the Liquidity Providers party thereto, ABN AMRO Bank N.V., as provider of the Program LOC (the "Enhancer"), and Amsterdam Funding Corporation. The Seller has requested that (i) a new Conduit Purchaser, Three Pillars Funding LLC and a Related Bank Purchaser, SunTrust Bank, be added as purchasers (and not as assignees) under this Agreement and (ii) that certain additional amendments be made. This Agreement amends and replaces in its entirety the Original Sale Agreement, and from and after the date hereof, all references to the Original Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

          Section 1.1. Sales.

          (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers or, only if the Conduit Purchasers decline to make the applicable purchase, ratably to the Related Bank Purchasers for such Conduit Purchaser of an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through its Purchaser, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its "Purchase Interest") shall equal at any time the following quotient:

                                   I
                                  --- + PRP
                                   ER

where:

          I   = the outstanding Investment of such Purchaser at such time;

          ER  = the Eligible Receivables Balance at such time; and

          PRP = the Purchaser Reserve Percentage.

Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under the Transfer Agreement. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.

          (b) Conduit Purchasers Purchase Option and Other Purchasers' Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit Purchasers have any obligation to make a Purchase. Each Related Bank Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), the condition that the related Conduit Purchaser has refused to make a requested Purchase), to make Purchases before the Termination Date, based on the applicable Purchaser Group's Ratable Share of each Purchase (and, in the case of each Related Bank Purchaser, the Commitment Percentage of its Purchaser Group's Ratable Shares of such Purchase), to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an "Incremental Purchase." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase." All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Commitment of such Purchaser Group.

          (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the "Purchase Date") of such Purchase, specifying the requested Purchase Date (which must be a Business
Day) and the requested amount (the "Purchase Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless upon such request a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Incremental Purchase, in which case the Seller may request such Ratable Share of the Incremental Purchase from the Related Bank Purchasers of such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the applicable Purchaser Agent's Account the amount of such Incremental Purchase on the requested Purchase Date. If such Conduit Purchaser refuses to make a requested Purchase and the Seller requests the Incremental Purchase from the Related Bank Purchasers three Business Days before such requested Purchase, subject to
Section 7.2 and the other terms and conditions hereof, each Related Bank Purchaser shall transfer its Ratable Share of the requested Purchase Amount into the applicable Purchaser Agent's Account by no later than 11:00 a.m. (Chicago time) on the Purchase Date (which in no event will be earlier than three Business Days after such request is made to the Related Bank Purchasers). Each Purchaser Agent shall transfer to the Seller Account prior to 1:00 p.m. on such day the proceeds of any Incremental Purchase to the extent of funds actually received by such Purchaser Agent in such Purchaser Agent's Account prior to 11:00 a.m. on such day.

          (d) Reinvestment Purchases. Unless a Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked) that it no longer wishes to make Reinvestment Purchases (in which case such Conduit Purchaser's Reinvestment Purchases, but not those of its Related Bank Purchasers, shall cease), on each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

          (e) Assignments. Pursuant to the Original Sale Agreement, the Purchaser Agent for Amsterdam (on behalf of Amsterdam) has from time to time purchased Receivables which are currently outstanding in the amount of $245,000,000. The parties hereto are amending and restating the Original Sale Agreement in order to add Three Pillars as a Conduit Purchaser hereunder, SunTrust as a Related Bank Purchaser hereunder for Three Pillars and as the Purchaser Agent for the Three Pillars Purchaser Group. Amsterdam hereby sells and assigns to Three Pillars, and Three Pillars hereby purchases and assumes from Amsterdam, a Purchase Interest in the Receivables which are held by the Purchaser Agent for Amsterdam for the benefit of Amsterdam in the amount of $102,083,341.50 such that the Purchase Interest of Three Pillars in Receivables on the date hereof shall each equal such amount and the Purchase Interest of Amsterdam shall equal $142,916,658.50. Amsterdam represents and warrants that it is the legal and beneficial owner of the Purchase Interest assigned by it hereunder and that such Purchase Interest is free and clear of any Adverse Claim created by the Purchaser Agent for Amsterdam and/or Amsterdam.

          (f) Security Interest. To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers and any other Person to whom any amount is owed hereunder) a security interest in all of the Seller's rights in the Receivables, the Related Security, the Collections, and the Lock- Box Accounts and all proceeds of the foregoing. The security interest granted hereunder shall terminate on the date the Aggregate Investment is reduced to zero, all other amounts owing the Agent and the Purchasers have been paid in full and the Commitments shall have terminated.

          Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days' prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

          (b) Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in
Section 7.2 are fulfilled.

          Section 1.3. Selection of Discount Rates and Tranche Periods. (a) The Seller shall pay Funding Charges with respect to each Conduit Purchaser's Purchase Interest for each day that any Investment in respect of such Purchase Interest is outstanding. Each such Purchase Interest will accrue Funding Charges each day based on the Pooled Allocation. On each Settlement Date the Seller shall pay to the applicable Purchaser Agent (for the benefit of its Conduit Purchaser) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Purchase Interest for the immediately preceding Discount Period. All Investment of the Related Bank Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Related Bank Purchaser and three Business Days before the expiration of any Tranche Period applicable to any Related Bank Purchaser's Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Related Bank Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Any Investment of the Conduit Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the applicable Purchaser Agent may reallocate any outstanding Investment of the Related Bank Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Related Bank Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

          (b) Each Purchaser Agent shall allocate the Investment of its Conduit Purchaser to Tranche Periods in its sole discretion. If, by the time required in
Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of any Related Bank Purchaser, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to a Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

          (c) If a Purchaser Agent or any Related Bank Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Related Bank Purchaser's Eurodollar Tranches are not available or
(iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Related Bank Purchaser of funding Eurodollar Tranches, then such Purchaser Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

          Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to each Purchaser Agent for the ratable benefit of its Purchaser Group, such amounts as agreed to with the Seller in the Fee Letter for such Purchaser Group.

          (b) If (i) with respect to any Investment of any Condit Purchaser, the amount of such Conduit Purchaser's Investment is reduced on any date other than the last day of a CP Tranche Period, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period or
(iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser in the applicable Purchaser Group that had its Investment so reduced or scheduled Purchase not made.

          (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5, 1.7 and 6.1 and all other amounts payable hereunder (other than Investment), including, without limitation, all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

          Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If as of any Reporting Date before the Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay ratably to the Purchaser Agent for their Purchaser Group an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective

Investments, applied first to such Purchaser's Prime Tranches and second to the other Tranches applicable to the Investment of such Purchaser with the shortest remaining maturities unless otherwise specified by the Seller.

          (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. Subject to Section 1.5(c), all such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i). Unless the Agent otherwise requires, prior to the Termination Date payment obligations for any day under this Section 1.5(b) shall only be payable on the Settlement Date occurring in the next succeeding calendar month.

          (c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) ("Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

          (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

          Section 1.6. Reduction in Commitments. The Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Related Bank Purchaser in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.

          Section 1.7. Optional Repurchases. Upon two Business Days' notice to the Agent and each Purchaser Agent, the Seller may repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

          Section 1.8. Assignment of Purchase Agreement. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originator or the Parent under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator or the Parent under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

                                   ARTICLE II
                SALES TO AND FROM CONDUIT PURCHASERS; ALLOCATIONS

          Section 2.1. Required Purchases from a Conduit Purchaser. (a) Each Conduit Purchaser may, at any time, sell to its Related Bank Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser's Investment and its related Conduit Purchaser Settlement (each, a "Put").

          (b) Any portion of any Investment of a Conduit Purchaser and related Conduit Purchaser Settlement purchased by a Related Bank Purchaser shall be considered part of such Related Bank Purchaser's Investment and related Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Related Bank Purchaser of any portion of the relevant Conduit Purchaser's Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to the sum of
(i) the Assigned Settlement and (ii) all unpaid Discount owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith.

          Section 2.2. Purchases by a Conduit Purchaser. Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each of its Related Bank Purchasers a notification of assignment in substantially the form provided by the relevant Transfer Agreement. If a Conduit Purchaser delivers such notice, each of its Related Bank Purchasers shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Bank Purchasers, the Investment of such Related Bank Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Bank Purchaser to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Bank Purchaser is free and clear of any Adverse Claim created or granted by such Related Bank Purchaser and that such Related Bank Purchaser has not suffered a Bankruptcy Event.

          Section 2.3. Allocations and Distributions. (a) Non-Reinvestment Periods. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that a Conduit Purchaser is not making Reinvestment Purchases (as established under Section 1.1(d)), the Collection Agent (i) shall set aside and hold in trust solely for the benefit of the applicable Conduit Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Conduit Purchaser's Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period to the applicable Purchaser Agent (for the benefit of such Conduit Purchaser) the amounts so set aside up to the amount of such Conduit Purchaser's Purchase Interest and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Purchase Interest and Tranche Period. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

          (b) Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Termination Date, the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, all Collections received on such day and such Collections shall be allocated as follows:

          (i) first, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;

          (ii) second, ratably to each Purchaser Group until all Investment of, and Discount and interest due but not already paid to, each Purchaser Group has been paid in full;

          (iii) third, ratably to each Purchaser Group until all other amounts owed to such Purchaser Group under the Transaction Documents have been paid in full;

          (iv) fourth, to the Agent until all amounts owed to the Agent (other than amounts owing the Agent in its role as a Purchaser Agent) have been paid in full;

          (v) fifth, to each Purchaser Agent until all amounts owed to the Purchaser Agents under the Transaction Documents have been paid in full;

          (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

          (vii) seventh, to the Seller (or as otherwise required by applicable law).

Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (ii) and (iii) above. No distributions shall be made to pay amounts under clauses (iv), (v), (vi) and (vii) above until sufficient Collections have been set aside to pay all amounts described in clauses (ii) and (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent or any Purchaser Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by all Purchaser Agents. If any part of the Sold Interest in any Collections is applied to pay any amounts, payable hereunder that are obligations of the Seller pursuant to Section 1.4(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution in respect of each applicable Purchaser's Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

                                   ARTICLE III
                         ADMINISTRATION AND COLLECTIONS

          Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, the Originator is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Originator acknowledges that the Agent, each Purchaser Agent and each Purchaser have relied on the Originator's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Originator (or any successor Collection Agent).

          (b) The Originator may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to the Parent or other Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Originator shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Originator for such performance. The

Agent (with the consent of the Instructing Group) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

          (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Originator irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Originator conducted such data-processing functions while it acted as the Collection Agent.

          Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, separately account for (and thereby deemed to set aside) all Collections to which a Purchaser is entitled. If so instructed by the Agent, after the occurrence of a Collection Agent Replacement Event, the Collection Agent shall transfer to each Purchaser Agent the amount of Collections to which such Purchaser Agent and the applicable Purchasers are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

          (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

          (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

          Section 3.3. Reports. On or before the fifteenth Business Day of each month, and at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a "Periodic Report"), containing the information described on Exhibit B (with such modifications or additional information as requested by the Agent or the Instructing Group).

          Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under
Section 3.2, all other amounts it receives from such Lock-Box Account.

          Section 3.5. Enforcement Rights. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Agent's ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

          (b) After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller's rights and remedies under the Purchase Agreement and the Limited Guaranty. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

          (c) None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

          Section 3.6. Collection Agent Fee. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the "Collection Agent Fee") equal to (a) at all times the Originator or an Affiliate of any Swift Entity is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent (with the consent of the Instructing Group) and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of the Sold Interest plus Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.

          Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause the Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originator, under the Purchase Agreement. The Agent's, any Purchaser Agent or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or the Originator from such obligations. None of the Agent, any Purchaser Agents or any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originator or any other obligation or liability in connection with the Receivables or the Related Security.

          Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent, each Purchaser Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent's Account within one Business Day of receipt as part of the Sold Interest in Collections for application as provided herein.

          Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

          (i) any representation or warranty made by or on behalf of the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

          (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

          (iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds; or

          (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

          Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent, any Purchaser Agent and each Purchaser that:

          (a) Corporate Existence and Power. Each of the Seller and each Swift Entity is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have an adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of a material portion of the Receivables.

          (b) Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Swift Entity of each Transaction Document to which it is a party (i) are within its corporate powers,
(ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary's charter or by-laws or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller, any Swift Entity or any Subsidiary.

          (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Seller or any Swift Entity of any Transaction Document to which it is a party or any transaction contemplated thereby.

          (d) Binding Effect. Each Transaction Document to which the Seller or any Swift Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

          (e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, the Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.

          (f) Accuracy of Information. All information furnished by the Seller, any Swift Entity or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

          (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Swift Entity or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Swift Entity or any Subsidiary or on the collectibility of a material portion of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Swift Entity or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Swift Entities and the Subsidiaries taken as a whole or (ii) the collectibility of a material portion of the Receivables.

          (h) No Material Adverse Change. Since September 30, 1999, there has been no material adverse change in the collectibility of the Receivables or the Seller's, any Swift Entity's or any Subsidiary's (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.

          (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits C-E (listing offices and names of the Seller and the Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

          (j) Sales by the Originator. Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

                                    ARTICLE V
                                    COVENANTS

          Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

          (a) Financial Reporting. The Seller will, and will cause each Swift Entity and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser Agent:

          (i) Annual Financial Statements. Within 90 days after each fiscal year of (A) the Parent copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) each of the Seller and the Originator the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended;

          (ii) Quarterly Financial Statements. Within 45 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and
     (B) each of the Seller and the Originator, the quarterly balance sheet for such Person (and, additionally for the Seller, a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

          (iii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein and in the Limited Guaranty;

          (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange; and

          (v) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Seller or Parent as may be requested by the Agent or any Purchaser Agent (with a copy of such request to the Agent).

          (b) Notices. Promptly and in any event within three Business Days upon becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

          (i) Potential Termination Events. The occurrence of any Potential Termination Event;

          (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

          (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to result in a liability in excess of $1,000,000 to any Swift Entity, any Subsidiary or the collectibility or quality of material portion of the Receivables;

          (v) Judgments. The entry of any judgment or decree against the Seller, any Swift Entity or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Swift Entities and the Subsidiaries exceeds $1,000,000; or

          (vi) Changes in Business. Any change in, or proposed change in, the character of any Swift Entity's business that could impair the collectibility or quality of a material portion of the Receivables.

          (c) Conduct of Business. The Seller will perform, and will cause each Swift Entity and Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

          (d) Compliance with Laws. The Seller will comply, and will cause each Swift Entity and Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject.

          (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or a Purchaser may request. The Seller will, and will cause the Originator to, permit, at any time during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or the Originator's officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

          (f) Keeping Records. (i) The Seller will, and will cause the Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

          (ii) The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's, each Purchaser Agent's and the Purchasers' interest in the

     Receivables and the Collections and (B) upon the request of the Agent in the case of Receivables constituting chattel paper, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

          (g) Perfection. (i) The Seller will, and will cause the Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature.

          (ii) The Seller will, and will cause the Originator to, only change its name, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

          (iii) Each of the Seller and the Originator will at all times maintain its chief executive offices within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.

          (h) Performance of Duties. The Seller will perform, and will cause each Swift Entity and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Swift Entity to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

          (i) Payments on Receivables, Accounts. The Seller will, and will cause the Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or the Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit the Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit E if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit F (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

          (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit the Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

          (k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit the Originator to, extend, amend, rescind or cancel any Receivable.

          (l) Change in Business or Credit and Collection Policy. The Seller will not make any material change in the character of its business and will not, and will not permit the Originator to, make any material change to the Credit and Collection Policy.

                                   ARTICLE VI
                                 INDEMNIFICATION

          Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

          (i) any representation or warranty made by the Seller, any other Swift Entity or the Collection Agent, to the extent it is a Swift Entity, (or any employee or agent of the Seller, any Swift Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any other Swift Entity or the Collection Agent, to the extent it is a Swift Entity, pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

          (ii) the failure by the Seller, any other Swift Entity, or the Collection Agent, to the extent it is a Swift Entity, to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

          (iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchaser Agents and the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

          (iv) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

          (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

          (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

          (vii) any failure of the Seller or any Swift Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

          (viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

          (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

          Section 6.2. Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchaser Agent, the Seller shall pay to the Agent, (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional amounts as will compensate the Agent, such Purchaser Agent or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Agent have been negotiated on the basis that the unused portion of the Related Bank Purchaser's Commitment is treated as a "short term commitment" for which there is no regulatory capital requirement. If any Related Bank Purchaser determines it is required to maintain capital against its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.

          Section 6.3. Other Costs and Expenses. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights in the Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any Funding Source pursuant to the related Transfer Agreement, this Agreement and the Funding Agreements related thereto on account of any Tax.

          Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Purchaser Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

          (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

          Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to Section 6.1 or 6.2 of this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group), for the account of such Person the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

          Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity acceptable to the Agent and each Purchaser Agent, as applicable:

          (a) A certificate of the Secretary of each of the Seller and each Swift Entity certifying (i) the resolutions of the Seller's and each Swift Entity's board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller's or any Swift Entity's behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller's and each Swift Entity's certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller's and each Swift Entity's by-laws and
(v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller or any Swift Entity is incorporated or has its principal place of business.

          (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables, Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.

          (c) For the Originator and Seller, UCC search reports from each jurisdiction where such Person is incorporated.

          (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters, (iii) a compliance certificate in the form of Exhibit G covering the period ending November 30, 2005, (iv) a Periodic Report covering the month ended November 30, 2005 and (v) each Transaction Document.

          (e) Favorable opinions of counsel to the Seller and each Swift Entity covering such matters as the Agent or any Purchaser Agent may request.

          (f) Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request.

          (g) All legal matters related to the Purchase are satisfactory to the Purchasers.

          Section 7.2. Conditions to Each Purchase. The obligation of each related Bank Related Bank Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

          (a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;

          (b) the Termination Date has not occurred;

          (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

          (d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

          (e) each of the Seller and each Swift Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations of each Related Bank Purchaser to its related Conduit Purchaser (including the Transfer Agreement).

                                  ARTICLE VIII
                                    THE AGENT

          Section 8.1. Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "Agent" under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

          (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

          (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller or any Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or the Purchaser may have to the Seller or any Collection Agent under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

          (d) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Collection Agent or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, any Collection Agent, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.

          Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          Section 8.3. Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Swift Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Swift Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in
Article VII. Neither the Agent nor any Purchaser Agent shall have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction

Document or to inspect the properties, books or records of the Seller, any Swift Entity or any of their Affiliates.

          Section 8.4. Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

          (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

          (c) For each Purchaser Group, 66-2/3% of the Commitments represented by such Purchaser Group (each, a "Voting Block"), shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent's Purchasers.

          (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the "Purchaser Agent" in the definition of "Purchaser Agent" hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

          Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent (in the case of an Incremental Purchase) or the applicable Purchaser Agent (in the case of a Put) the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

          Section 8.6. Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, in the case where there are only two Purchaser Groups and neither Purchaser Group has a majority of the Commitments, either Purchaser Agent except if the proposed action is a waiver of the consequences of the Potential Termination Event, in which case such waiver shall require the consent of the Instructing Group) (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.

          Section 8.7. Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser Agent that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          Section 8.8. Agents and Affiliates. Each of the Purchaser Agents, the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, each Originator or any of their Affiliates and ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms "Purchaser" and "Purchasers" shall include each of the Purchaser Agents and the Agent in their individual capacities.

          Section 8.9. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Swift Entity and without limiting the obligation of the Seller or any Swift Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

          Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Seller, each Purchaser Agent and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by the Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE IX
                                  MISCELLANEOUS

          Section 9.1. Termination. Each Conduit Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Conduit Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination.

          Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Purchaser Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's or such Purchaser Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

          Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person). The Agent or appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 1:00 p.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

          Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

          Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Agent and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Related Bank Purchasers,
(iv) except as provided herein, release, transfer or modify any Related Bank Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, Section 2.1 of the Transfer Agreement, or any provision of the Limited Guaranty or any obligation of any Swift Entity thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Swift Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent's or such Purchaser Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchaser Agents, the Purchasers and the Agent.

          Section 9.7. Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.

          Section 9.8. Successors and Assigns; Participations; Assignments.

          (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Agent, the Purchaser Agent and the Purchasers.

          (b) Participations. Any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

          (c) Assignments by Related Bank Purchasers. Any Related Bank Purchaser may assign to one or more Persons ("Purchasing Related Bank Purchasers"), acceptable to the Agent in its sole discretion, any portion of its Commitment as a Related Bank Purchaser hereunder and under its Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to its Transfer Agreement (a "Transfer Supplement") in form satisfactory to the Agent executed by each such Purchasing Related Bank Purchaser, such selling Related Bank Purchaser and the Agent. Any such assignment by a Related Bank Purchaser must be for an amount of at least Five Million Dollars. Any partial assignment shall be an assignment of an identical percentage of such selling Related Bank Purchaser's Investment and its Commitment as a Related Bank Purchaser hereunder and under its Transfer Agreement. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Related Bank Purchaser to the selling Related Bank Purchaser of the agreed purchase price, such selling Related Bank Purchaser shall be released from its obligations hereunder and under its Transfer Agreement to the extent of such assignment and such Purchasing Related Bank Purchaser shall for all purposes be a Related Bank Purchaser party hereto and shall have all the rights and obligations of a Related Bank Purchaser hereunder to the same extent as if it were an original party hereto and to its Transfer Agreement with a Commitment as a Related Bank Purchaser, any Investment and any related Assigned Settlement described in the Transfer Supplement.

          (d) Replaceable Related Bank Purchasers. If any Related Bank Purchaser (a "Replaceable Related Bank Purchaser") shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the "A-1" by S&P and "P-1" by Moody's, the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a "Replacement Related Bank Purchaser") acceptable to the Agent and the applicable Conduit Purchaser, in its sole discretion, to which such Replaceable Related Bank Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Related Bank Purchaser Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Settlement, to the Replacement Related Bank Purchaser in accordance with Section 9.8(c).

          (e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser's assignment, participation, grant of security interests in or other transfers of any portion of or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, that a Conduit Purchaser may not, without the prior consent of its Related Bank Purchaser, transfer any of its rights under the related Transfer Agreement to cause its Related Bank Purchaser to purchase the Purchaser Interest of such Conduit Purchaser and the Assigned Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables,
(ii) has the related Purchaser Agent as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the then current ratings of such Conduit Purchaser. Each new Conduit Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Each Conduit Purchaser shall notify the Seller prior to any such assignment and shall promptly notify each other party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser's Purchase Interest and the related Assigned Settlement and the payment to the Agent of the fee specified above, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.

          (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or such Purchaser Agent may reasonably request.

          Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

          Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) Conduit Purchaser's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person's obligations hereunder). In addition, the foregoing provisions of this Section 9.10 shall not prevent any party hereto from delivering any Transaction Document to any Person upon request if such Transaction Document was publicly filed by such party pursuant to the requirements of any Governmental Authority.

          Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one
(1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any governmental authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.11 shall survive termination hereof.

          Section 9.12. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser's securitization program or (y) all of such Conduit

Purchaser's commercial paper notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.12 shall survive the termination of this Agreement.

          Section 9.13. No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a "Program Administrator") under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

          Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

          Section 9.15. Cumulative Rights and Severability. All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

          Section 9.16. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

          Section 9.17. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

          Section 9.18. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

          Section 9.19. Seller Address Change. The parties hereto hereby acknowledge that as of the date hereof, the Seller has changed the address of its chief executive office to that set forth on its signature page hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                        ABN AMRO BANK N.V., as the Agent


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        540 West Madison
                                        27th Floor
                                        Chicago, Illinois 60661
                                        Attention: Agent-Amsterdam
                                        Telephone: (312) 904-6263
                                        Telecopy: (312) 904-4350


                                        ABN AMRO BANK N.V., as the Related Bank
                                        Purchaser for Amsterdam and as the
                                        Amsterdam Purchaser Agent


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        540 West Madison
                                        27th Floor
                                        Chicago, Illinois 60661
                                        Attention: Purchaser Agent-Amsterdam
                                        Telephone: (312) 904-6263
                                        Telecopy: (312) 904-4350

                                        AMSTERDAM FUNDING CORPORATION


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        c/o Global Securitization Services, LLC
                                        25 West 43rd Street, Suite 704
                                        New York, New York 10036
                                        Attention: Andrew Stidd
                                        Telephone: (212) 302-8330
                                        Telecopy: (212) 302-8767

                                        SUNTRUST CAPITAL MARKETS, as the Three
                                        Pillars Purchaser Agent


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------


                                        THREE PILLARS FUNDING LLC


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        SWIFT RECEIVABLES CORPORATION, as Seller


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        2200 South 75th Avenue
                                        Building B
                                        Phoenix, Arizona 85043
                                        Attention: Vice President
                                        Telephone: (623) 907-7406
                                        Telecopy: (623) 907-7503


                                        SWIFT TRANSPORTATION CORPORATION,
                                        as Initial Collection Agent


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        2200 South 75th Avenue
                                        Phoenix, AZ 85043
                                        Attention: William F. Riley III
                                        Telephone: (623) 907-7406
                                        Telecopy: (623) 907-7503

                                        SUNTRUST BANK, as the Related Bank
                                        Purchaser for Three Pillars


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                   SCHEDULE I
                                   DEFINITIONS

          The following terms have the meanings set forth, or referred to, below:

          "ABN AMRO" means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

          "Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

          "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote twenty percent (20%) or more, or with respect to Transplace, Inc. vote thirty percent (30%) or more, of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

          "Agent" is defined in the first paragraph hereof.

          "Agent's Account" means the account designated to the Seller and the Purchasers by the Agent.

          "Aggregate Commitment" means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.6.

          "Aggregate Investment" means the sum of the Investments of all Purchasers.

          "Aggregate Reserve" means, at any time at which such amount is calculated, the sum of the Loss Reserve, Dilution Reserve and Discount Reserve.

          "Allocated Commercial Paper" means commercial paper notes issued by each Conduit Purchaser for a tenor and in an amount specifically requested by any Person in connection with a Receivable Purchase Facility.

          "Amsterdam" is defined in the first paragraph hereof.

          "Approved Foreign Obligor" means an Obligor which is a resident of, or organized under the laws of, or with its chief executive office in, Canada or Mexico, in each case, to the extent that such country has a short-term foreign currency rating of not less than "A-3" from S&P and "P-3" from Moody's.

          "Assigned Settlement" means, for each Related Bank Purchaser for any Put, the product of such Related Bank Purchaser's Purchased Percentage and the amount of the Conduit Purchaser Settlement being transferred pursuant to such Put.

          "Bankruptcy Event" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

          "Break Funding Costs" means for any Pool Funded Purchase Interest amounts payable to a Conduit Purchaser under the applicable Receivables Purchase Facility in connection with any prepayment or amortization if amounts payable thereunder in excess of the amount of the investment or loan prepaid or amortized and accrued and unpaid interest or discount thereon.

          "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

          "Charge-Off" means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

          "Charge-Off Ratio" means, for any calendar month, the ratio (expressed as a percentage) of the outstanding balance of Charge-Offs made during the immediate preceding twelve calendar months to the average aggregate outstanding principal balance of all Receivables as of the last day of each of the immediately preceding twelve calendar months.

          "Collection" means any amount paid, or deemed paid, on a Receivable or by the Seller as a Deemed Collection under Section 1.5(b).

          "Collection Agent" is defined in Section 3.1(a).

          "Collection Agent Fee" is defined in Section 3.6.

          "Collection Agent Replacement Event" means the occurrence of any one or more of the following:

          (a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document and such failure remains unremedied for thirty days;

          (b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made; provided that if any such representation, warranty, certification or statement has been subsequently remedied (such that if made or given as of the date of remedy it is no longer incorrect in any material respect) and such breach has caused no material adverse effect on the rights or interests of any Purchaser under this Agreement, such breach shall no longer constitute a Collection Agent Replacement Event; or

          (c) the Collection Agent suffers a Bankruptcy Event.

          "Commitment" means, for each Related Bank Purchaser, the amount set forth on Schedule II for such Conduit Purchaser or in a Transfer Supplement, and for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case as adjusted in accordance with Sections 1.6 and 9.8.

          "Commitment Percentage" means, for each Related Bank Purchaser in a Purchaser Group, the Commitment for such Related Bank Purchaser divided by the total of all Commitments of all Related Bank Purchasers in such Purchaser Group.

          "Concentration Limit" means (i) with respect to Obligors with senior unsecured long-term indebtedness rate A- (or higher) by S&P and A3 (or higher) by Moody's, an amount not to exceed 10% of the aggregate outstanding balance of all Eligible Receivables, (ii) with respect to Obligors that do not satisfy the requirements of clause (i) above but have senior unsecured long-term indebtedness rated BBB- (or higher) by S&P and Baa3 (or higher) by Moody's, an amount not to exceed 5% of the aggregate outstanding balance of all Eligible Receivables, and (iii) with respect to all other Obligors, an amount not to exceed 2.5% of the aggregate outstanding balance of all Eligible Receivables.

          "Conduit Purchaser" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Conduit Purchaser pursuant to a Transfer Supplement.

          "Conduit Purchaser Investment Percentage" means a fraction, expressed as a decimal, obtained by dividing the Investment of a Conduit Purchaser by the Investment of all Purchasers.

          "Conduit Purchaser Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to a Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of a Conduit Purchaser) by the Seller that, if paid, would be applied to reduce Investment.

          "CP Dealer" means, at any time for each Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.

          "CP Discount" means, for any Discount Period, the amount of interest or discount accrued, during such Discount Period on all the outstanding commercial paper, or portion thereof, issued by the applicable Conduit Purchaser to fund its Investment, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Investment or is allocated, in whole or in part, to such funding.

          "CP Rate" means, for any Conduit Purchaser for any CP Tranche Period, a rate per annum equal to (a) the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by such Conduit Purchaser, as agreed between each such CP Dealer and such Conduit Purchaser, plus (b) on or after the occurrence of a Termination Event, 2%. If such rate is a discount rate, the CP Rate shall be the rate resulting from such Conduit Purchaser's converting such discount rate to an interest-bearing equivalent rate. The CP Rate shall include all costs and expenses to each Conduit Purchaser of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

          "Credit Agreement" means the Second Amended and Restated Revolving Credit Agreement dated as of December 16, 2005 among Swift Transportation Co., Inc., an Arizona corporation, as Borrower, Swift Transportation Corporation, a Nevada corporation, the lenders from time to time party thereto, as Lenders, SunTrust Bank, as Administrative Agent, Wells Fargo Bank, National Association and Keybank National Association, as Co-Syndication Agents and U.S. Bank National Association and LaSalle Bank National Association, as Co-Documentation Agents, as the same may be amended from time to time; provided that if the Credit Agreement shall be terminated or otherwise cease to be in full force and effect at any time, the Applicable Margin shall be calculated in accordance with the terms of the Credit Agreement as in effect immediately prior to such termination.

          "Credit and Collection Policy" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as
Exhibit I.

          "Deemed Collections" is defined in Section 1.5(c).

          "Default Ratio" means at the end of any month for the three-month period then ended, the ratio (expressed as a percentage), of (a) the sum of the aggregate outstanding balance of all Defaulted Receivables at the end of each calendar month during such period to (b) the sum of the aggregate outstanding balance of all Receivables at the end of each calendar month.

          "Defaulted Receivable" means any Receivable (a) on which any amount is unpaid more than 90 days past its invoice date or (b) the Obligor on which has suffered a Bankruptcy Event.

          "Delinquency Ratio" means, at the end of any month for the three-month period then ended, the ratio (expressed as a percentage), of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of each month during such period to (b) the sum of the aggregate outstanding balance of all Receivables as of the end of such calendar month.

          "Delinquent Receivable" means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days past its invoice date.

          "Designated Financial Officer" means the chief financial officer or chief accounting officer of the Seller or the relevant Swift Entity, as applicable.

          "Dilution Horizon Ratio" means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the aggregate Outstanding Balance of Receivables generated by the Originators during the most recent two calendar month period and the denominator of which is the Eligible Receivables Balance as of the last day of such calendar month.

          "Dilution Ratio" means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the amount of Dilution for such calendar month, and the denominator of which is aggregate Outstanding Balance of Receivables generated by the Originators during the calendar month ended immediately prior to such calendar month.

          "Dilution Reserve" means at any time the product of (A) the sum of (i) the Dilution Reserve Stress Factor, times the average Dilution Ratio for the most recent 12 calendar months, plus (ii) the product of (x) the excess (if any) of the highest Dilution Ratio for the most recent 12 calendar months and the average Dilution Ratio for the same 12 calendar months and (y) the quotient of the highest Dilution Ratio for the most recent 12 calendar months divided by the average Dilution Ratio for the same 12 calendar months, and (B) the Dilution Horizon Ratio for the most recently completed calendar month.

          "Dilution Reserve Stress Factor" shall mean 2.0.

          "Dilution" means, for any calendar month, the amount Deemed Collections deemed to be received during such calendar month pursuant to Section 1.5(b).

          "Discount" means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

          "Discount Period" means, with respect to any Settlement Date or the Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Termination Date, as applicable.

          "Discount Rate" means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.

          "Discount Reserve" means, at any time, the product of (a) 1.5 multiplied by (b) the rate announced by ABN AMRO as its "Prime Rate" (which may not be its best or lowest rate) plus 1% multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the average of the Turnover Ratios calculated for the immediately preceding three calendar months and the denominator of which is 360.

          "Dollar" and "$" means lawful currency of the United States of America.

          "Early Payment Fee" means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Related Bank Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the "Prepaid Amount"), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to the applicable Conduit Purchaser on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

          "Eligible Receivable" means, at any time, any Receivable:

          (i) the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA or is an Approved Foreign Obligor; (b) is not an Affiliate of any of the parties hereto or the Originator; (c) is not a government or a governmental subdivision or agency; (d) has not suffered a Bankruptcy Event; (e) is a customer of the Originator in good standing; and (f) does not have more than 35% in aggregate principal amount of its Receivables that are Defaulted Receivables or Receivables that became Charge-Offs;

          (ii) which is stated to be due and payable within 30 days after the invoice therefor; provided that notwithstanding the foregoing Receivables stated to be due and payable within more than 30 days after the invoice therefor shall not be deemed ineligible as a result of this clause (ii) to the extent the Outstanding Balance of such Receivables does not exceed 5% of the Eligible Receivables Balance;

          (iii) which is not a Defaulted Receivable or a Charge-Off;

          (iv) which is an "account" or "chattel paper" within the meaning of
     Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

          (v) which is denominated and payable only in Dollars in the USA;

          (vi) which constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no dispute, offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

          (vii) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the Originator under such contract, (c) does not contain a confidentiality provision that purports to restrict any Purchaser's exercise of rights under this Agreement, including, without limitation, the right to review such contract and (d) directs that payment be made to a Lock-Box or other collection account;

          (viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

          (ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator's business from the provision of transportation services to a related Obligor solely by the Originator; and

          (x) the purchase of which with proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933.

          "Eligible Receivable Balance" means, at any time, the aggregate outstanding principal balance of all Eligible Receivables minus (i) the portion of the aggregate outstanding balance of Eligible Receivables which exceeds the Concentration Limit or the Special Limit and (ii) the portion of the aggregate outstanding balance of Eligible Receivables the Obligors of which are Approved Foreign Obligors which exceeds 3% of the aggregate outstanding balance of all Eligible Receivables.

          "Eurodollar Rate" means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the "Reserve Requirement" plus (b) the "Applicable Margin" (as defined in the Credit Agreement) applicable to Eurodollar Loans (as defined in the Credit Agreement) plus (c) 0.50% plus (d) during the pendency of a Termination Event, 2.00%; where "Reserve Requirement" means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

          "Face Amount" means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

          "Federal Funds Rate" means, with respect to each Purchaser Group, for any day the greater of (i) the highest rate per annum as determined by the applicable Purchaser Agent at which overnight Federal funds are offered to such Purchaser Agent for such day by major banks in the interbank market, and (ii) if such Purchaser Agent is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by a Purchaser Agent shall be conclusive and binding on the Seller except in the case of manifest error.

          "Fee Letter" means, for each Purchaser Group, the letter agreement dated as of the date hereof among the Seller and the Purchaser Agent for such Purchaser Group.

          "Funding Agreement" means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Conduit Purchaser.

          "Funding Charges" means, for each day, the sum of (i) discount accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers in respect of such Pooled Commercial Paper for such day, plus (iii) issuing and paying agents' fees incurred on such Pooled Commercial Paper for such day, plus
(iv) other costs associated with funding small or odd-lot amounts with respect to all Receivable Purchase Facilities which are funded by Pooled Commercial Paper for such day, minus (v) any accrual of income net of expenses received on such day from investment of collections received under all Receivable Purchase Facilities funded with Pooled Commercial Paper, minus (vi) any payment received on such day net of expenses in respect of Break Funding Costs related to the prepayment of any Purchase Interests held by a Conduit Purchaser pursuant to the terms of any Receivable Purchase Facilities funded substantially with Pooled Commercial Paper.

          "Funding Source" means, for a Conduit Purchaser, any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for such Conduit Purchaser.

          "GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

          "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

          "Incremental Purchase" is defined in Section 1.1(b).

          "Initial Collection Agent" is defined in the first paragraph hereof.

          "Instructing Group" means (i) at any time there are three or more Purchaser Groups, the Purchaser Agents representing Purchaser Groups with at least 66- 2/3% of the Commitments and (ii) at any time there are fewer than three Purchaser Groups, the Purchaser Agents representing Purchaser Groups with 100% of the Commitments.

          "Intended Tax Characterization" is defined in Section 9.9.

          "Interim Liquidation" means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

          "Investment" means, for each Purchaser (or Purchaser Group), (a) the sum of (i) all Incremental Purchases by such Purchaser (or Purchaser Group) and
(ii) the aggregate amount of
any payments or exchanges made by, or on behalf of, such Purchaser (or Purchaser Group) to any other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser (or Purchaser Group) to reduce such Purchaser's Investment. A Purchaser's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

          "LIBOR" means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

          "Limited Guaranty" means the Limited Guaranty, [dated the date hereof], by the Parent and the Originator in favor of the Agent.

          "Liquidation Period" means, for each Conduit Purchaser, all times when such Conduit Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and
(y) on and after the Termination Date.

          "Liquidity Bank" means any commercial lending institution identified as a Liquidity Bank on Schedule I hereto.

          "Lock-Box" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

          "Lock-Box Account" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

          "Lock-Box Agreement" means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

          "Lock-Box Bank" means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

          "Lock-Box Letter" means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

          "Loss Horizon Ratio" means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the aggregate Outstanding Balance of Receivables generated by the Originators during the most recent four calendar month period and the denominator of which is the Eligible Receivables Balance as of the last day of such calendar month.

          "Loss Proxy" means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is equal to the sum of (i) the Outstanding Balance of Receivables which are unpaid at least 120 and not more than 150 days past the invoice date of such Receivables as of the last day of such calendar months plus (ii) the Outstanding Balance of all Receivables which became Charge-Offs during such calendar month together with all Receivables deemed uncollectible by Swift during such calendar month plus (iii) the Outstanding Balance of all Receivables the Obligor of which suffered a Bankruptcy Event during such calendar month, and the denominator the four months prior aggregate Outstanding Balance of Receivables generated by the Originators during the most recent four calendar month period.

          "Loss Reserve" shall equal the greater of (A) 10.0% and (B) the product of (i) Loss Reserve Stress Factor, (ii) the highest rolling three-month average Loss Proxy during the most recent 12 calendar months, and (iii) the Loss Horizon Ratio as of the most recently completed calendar month.

          "Loss Reserve Stress Factor" shall be 2.25; provided that the Loss Reserve Stress Factor shall be reduced to 2.0 upon the written notification to the Seller from the Agent of the Agent's and each Purchaser's receipt of sufficient data to fully calculate the Loss Proxy for the most recent 12 calendar months.

          "Matured Aggregate Investment" means, at any time, the Matured Value of the total Investments of all Purchasers then outstanding.

          "Matured Value" means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

          "Maximum Incremental Purchase Amount" means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

          "Moody's" means Moody's Investors Service, Inc.

          "Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

          "Originator" means Swift Transportation Corporation, a Nevada corporation.

          "Parent" means Swift Transportation Co., Inc., a Nevada corporation.

          "Periodic Report" is defined in Section 3.3.

          "Permitted Investments" shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the "r" symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any "r" symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.

          "Person" means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

          "Pool Funded Purchase Interest" means each investment or loan of a Conduit Purchaser under a Receivables Purchase Facility funded with Pooled Commercial Paper.

          "Pooled Allocation" means, for each Pool Funded Purchase Interest, an amount each day equal to the product of (i) the Pooled Percentage Share of such Purchase Interest on such day multiplied by (ii) the aggregate amount of Funding Charges for such day.

          "Pooled Commercial Paper" means commercial paper notes of a Conduit Purchaser except (A) Allocated Commercial Paper, and (B) Specially Pooled Paper.

          "Pooled Percentage Share" means, for each Pool Funded Purchase Interest, a fraction (expressed as a percentage) the numerator of which is equal to the Investment associated with such Pool Funded Purchase Interest and the denominator of which is equal to the aggregate amount of all outstanding investment (or comparable terms used in any Receivable Purchase Facility) held by a Conduit Purchaser which is funded substantially with Pooled Commercial Paper.

          "Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

          "Prime Rate" means, with respect to each Purchaser Group, (A) for any period, the daily average during such period of the greater of (i) the floating commercial loan rate per annum of the applicable Purchaser Agent (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by such Purchaser Agent) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (B) during the pendency of a Termination Event, 2.00%.

          "Purchase" is defined in Section 1.1(a).

          "Purchase Agreement" means the Receivables Purchase Agreement dated as of December 30, 1999 between the Seller and the Originator.

          "Purchase Amount" is defined in Section 1.1(c).

          "Purchase Date" is defined in Section 1.1(c).

          "Purchase Interest" means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

          "Purchase Limit" means $300,000,000.

          "Purchased Percentage" means, for any Put, for each Related Bank Purchaser, its Ratable Share or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment.

          "Purchaser Group" means, for each Conduit Purchaser, such Conduit Purchaser, its Related Bank Purchasers (if any), and the Purchasers party to its Transfer Agreement.

          "Purchaser Reserve Percentage" means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser's outstanding Investment and the denominator of which it the Aggregate Investment.

          "Purchasers" means each Conduit Purchaser and the Related Bank Purchasers.

          "Put" is defined in Section 2.1(a).

          "Ratable Share" means, for each Purchaser Group, such Purchaser Group's Commitment divided by the aggregate Commitment of all Purchaser Groups.

          "Rating Agency" means Moody's, S&P and any other rating agency a Conduit Purchaser chooses to rate its commercial paper notes.

          "Ratings" means, for any Conduit Purchaser, the ratings by the Rating Agencies of such Conduit Purchaser of the indebtedness for borrowed money such Conduit Purchaser.

          "Receivable" means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originator and includes the Originator's rights to payment of any interest or finance charges and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term "Receivable" shall only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

          "Receivable Purchase Facility" means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which the Conduit Purchasers are a party relating to the transfer, purchase or financing of receivables or other assets.

          "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

          "Reinvestment Purchase" is defined in Section 1.1(b).

          "Related Security" means all of the Originator's rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.

          "Related Bank Purchasers" means the Persons listed as such (and their respective Commitments) for each Conduit Purchaser as listed on Schedule II hereto and each other Person that becomes a Related Bank Purchaser pursuant to a Transfer Supplement.

          "Reporting Date" means, each on which the Collection Agent is required to deliver a Periodic Report pursuant to Section 3.3 hereof.

          "Reserve Percentage" means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

          "Seller" is defined in the first paragraph hereof.

          "Seller Account" means the Seller's account designated by the Seller to the Agent in writing.

          "Settlement Date" means the 20th day of each calendar month.

          "Sold Interest" is defined in Section 1.1(a).

          "Special Limit" means, with respect to Wal-Mart, an amount not to exceed 15% of the aggregate outstanding principal balance of all Eligible Receivables for Wal-Mart, provided, however, the senior unsecured debt ratings assigned to Wal-Mart is not less than AA- by S&P and Aa2 by Moody's.

          "Specially Pooled Paper" means the aggregate of all commercial paper notes of each Conduit Purchaser issued in connection with receivables purchase facilities designated from time to time by the Agent (in its sole discretion). Specially Pooled Paper will not include Pooled Commercial Paper or Allocated Commercial Paper at any time.

          "S&P" means Standard & Poor's Ratings Group.

          "Subordinated Note" means each revolving promissory note issued by the Seller to the Originator under the Purchase Agreement.

          "Subsidiary" means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Swift Entity or by one or more other Subsidiaries of the Seller or such Swift Entity. The Subsidiaries of the Parent on the date hereof are listed on Exhibit E.

          "Swift Entity" means the Parent and the Originator.

          "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

          "Termination Date" means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence and during the continuance of any other Termination Event, (c) the Business Day designated by the Seller with no less than thirty
(30) Business Days prior notice to the Agent and (d) December 20, 2006.

          "Termination Event" means the occurrence of any one or more of the following:

          (a) any representation, warranty, certification or statement made by the Seller or any Swift Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made (including pursuant to Section 7.2); provided that if any such representation, warranty, certification or statement has been subsequently remedied (such that if made or given as of the date of remedy it is no longer incorrect in any material respect) and such breach has caused no material adverse effect on the rights or interest of any Purchaser under this Agreement, such breach shall no longer constitute a Termination Event hereunder; or

          (b) the Collection Agent, any Swift Entity or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) and such failure remains unremedied for three Business Days; or

          (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(g), 5.1(i) or 5.1(j) of this Agreement or the Originator fails to perform any covenant or agreement in Sections 5.1(h), 5.1(i) or 5.1(j) of the Purchase Agreement; or

          (d) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for thirty days; or

          (e) any Swift Entity or any Subsidiary suffers a Bankruptcy Event; or

          (f) the Delinquency Ratio exceeds 6.5%, the Default Ratio exceeds 10%, the Dilution Ratio exceeds 5%, the Charge-Off Ratio exceeds 2% or the Turnover Ratio exceeds 60 days; or

          (g) (i) the Seller, any Swift Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

          (h) (i) any Swift Entity or any Subsidiary (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller, any Swift Entity or any Subsidiary of any of its financial assets;

          (i) the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Originator; or

          (j) a Collection Agent Replacement Event has occurred and is continuing.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in
Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

          "Tranche" means a portion of the Investment of a Conduit Purchaser or of the Related Bank Purchasers allocated to a Tranche Period pursuant to Section
1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a
(i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

          "Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

          "Transaction Documents" means this Agreement, the Fee Letter, the Limited Guaranty, the Pricing Letter, the Purchase Agreement, the Subordinated Note, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

          "Transfer Agreement" means each transfer, liquidity or asset purchase agreement entered into among a Conduit Purchaser, its Purchaser Agent and its Related Bank Purchasers in connection with this Agreement.

          "Transfer Supplement" is defined in Section 9.8.

          "Turnover Ratio" means an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the sum of the aggregate principal amount of all Receivables as of the first day of the immediately preceding three calendar months and (ii) the denominator of which is equal to the sum of the Collections during such applicable period of three calendar months; times (b) 30.

          "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

          "USA" means the United States of America (including all states and political subdivisions thereof).

          "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

          "Unused Commitment" means, for any Related Bank Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

          The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

                                   SCHEDULE II

       RELATED BANK PURCHASERS AND COMMITMENTS OF RELATED BANK PURCHASERS

CONDUIT PURCHASER   NAME OF RELATED BANK PURCHASER    COMMITMENT
-----------------   ------------------------------   ------------
AMSTERDAM           ABN AMRO BANK N.V.               $178,500,000
THREE PILLARS       SUNTRUST BANK                    $127,500,000

                                    EXHIBIT A
                                       TO
                 AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

                      FORM OF INCREMENTAL PURCHASE REQUEST

                            ________________, ______

ABN AMRO Bank N.V., as Agent
Asset Securitization, Structured Finance
27th Floor
540 West Madison Street
Chicago, Illinois 60661
Attn: Purchaser Agent-Amsterdam

     Re: Amended and Restated Receivables Sale Agreement dated as of December
         21, 2005 (the "Sale Agreement") among Swift Receivables Corporation, as Seller, Swift Transportation Corporation, as Initial Collection Agent, ABN AMRO Bank N.V., as Agent and Amsterdam Purchaser Agent, SunTrust Capital Markets, as Three Pillars Purchaser Agent, Amsterdam and Three Pillars and the Purchasers thereunder

Ladies and Gentlemen:

          The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $___________ by Conduit Purchaser under the Sale Agreement. [IN THE EVENT CONDUIT PURCHASER IS UNABLE OR UNWILLING TO MAKE THE REQUESTED INCREMENTAL PURCHASE, THE SELLER HEREBY REQUESTS AN INCREMENTAL PURCHASE OF $______________________ BY THE RELATED BANK PURCHASERS UNDER THE SALE AGREEMENT AT THE [EURODOLLAR RATE WITH A TRANCHE PERIOD OF ______________ MONTHS.] [PRIME RATE]].

          Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request ("Notice"), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

          The Seller hereby certifies that both before and after giving effect to [EACH OF] the proposed Incremental Purchase[S] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

                                        Very truly yours,

                                        SWIFT RECEIVABLES CORPORATION


                                        By
                                           -------------------------------------
                                        Title
                                              ----------------------------------

                                   SCHEDULE I
                                       TO
                          INCREMENTAL PURCHASE REQUESTS

               SUMMARY OF INFORMATION RELATING TO PROPOSED SALE(S)

     1.   Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1   Date of Notice                                                          __________

A2   Measurement Date (the last                                              __________
     day of the month
     immediately preceding the
     month in which the Date of
     Notice occurs)

A3   Proposed Purchase Dates          __________   __________   __________   __________
     (each of which is a
     Business Day)

A4   Respective Proposed              $_________   $_________   $_________   $_________
     Incremental Purchase on             (A4A)        (A4B)         (A4C)       (A4D)
     each such Purchase Date
     (each Incremental
     Purchase must be in a
     minimum amount of
     $1,000,000 and multiples
     thereof, or, if less, an
     amount equal to the
     Maximum Incremental
     Purchase Amount)

A5   Allocation
     among Purchasers (Pro Rata)
        Conduit Purchasers            $_________   $_________   $_________   $_________
        Name of                       $_________   $_________   $_________   $_________
        Related Bank
        Purchaser

A6   Used Aggregate Commitment
     Amount (after such Incremental
     Purchase): $_____________

        Starting Date                  _________    _________    _________    _________
        Ending Date                    _________    _________    _________    _________
        Number of Days                 _________    _________    _________    _________
        Prime or Eurodollar
        (for Committed
        Purchasers only)               _________    _________    _________    _________

Each proposed Purchase Date must be a Business Day and must occur no later than two weeks after the Measurement Date set forth above. The choice of Measurement Date is a risk undertaken by the Seller. If a selected Measurement Date is not the applicable Purchase Date, the Seller's choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100%.

                                    EXHIBIT B

                             FORM OF PERIODIC REPORT

                                    EXHIBIT C

                  ADDRESSES AND NAMES OF SELLER AND ORIGINATOR

          1. Locations. (a) The chief executive office of the Seller and the Originator are located at the following address:

          Seller:       2200 South 75th Avenue
                        Building B
                        Phoenix, AZ 85043

          Originator:   2200 South 75th Avenue
                        Phoenix, AZ 85043

          No such address was different at any time since June 29 1999

          (b) The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records:

          Same as (a) above

          2. Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originator or any of its divisions or other business units that generate Receivables: None

                                    EXHIBIT D

                                  SUBSIDIARIES

1.   Swift Transportation Co., Inc. an Arizona corporation

2.   Swift Leasing Co., Inc., an Arizona corporation

3.   Common Market Distributing Co., Inc., an Arizona corporation

4.   Sparks Finance Co., Inc., a Nevada corporation

5.   Cooper Motor Lines, Inc., a South Carolina corporation

6.   Common Market Equipment Co., Inc., an Arizona corporation

7.   Swift Transportation Co. of Virginia, Inc., a Virginia corporation

8.   Swift of Texas Co., Inc., a Texas corporation

9.   Swift Logistics Co., Inc., an Arizona corporation

10.  Swift Transportation Corporation, a Nevada corporation

11.  Swift Receivables Corporation, a Delaware corporation

                                    EXHIBIT E

                          LOCK BOXES AND LOCK-BOX BANKS

             BANK               LOCK-BOX NUMBER   COLLECTION ACCOUNT
             ----               ---------------   ------------------
US Bank, National Association       643116           153655310032
US Bank, National Association       643158           153655310032

                                    EXHIBIT F

                          TO RECEIVABLES SALE AGREEMENT

                             FORM OF LOCK BOX LETTER

[Name of Lock Box Bank]

Ladies and Gentlemen:

          Reference is made to the lock-box numbers _______________ in __________ and the associated lock-box demand deposit account number
____________ maintained with you (such lock-boxes and associated lock-box demand deposit account, collectively, the "Accounts"), each in the name of Swift Transportation Corporation ("STC"). STC hereby confirms it has sold all Receivables (as defined below) to Swift Receivables Corporation (the "Seller").

          In connection with the Amended and Restated Receivables Sale Agreement, dated as of December 21, 2005 (as amended, supplemented or otherwise modified from time to time, the "Receivables Sale Agreement"), among the Seller, the Initial Collection Agent, Amsterdam Funding Corporation ("Amsterdam"), Three Pillars Funding LLC ("Three Pillars"), SunTrust Capital Markets, as Three Pillars Purchaser Agent, and ABN AMRO Bank N.V., as agent (the "Agent") and the Amsterdam Purchaser Agent, the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interesting the accounts, chattel paper, instruments or general intangibles (collectively, the "Receivables") under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to "we" and "us" refer to STC and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

          We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a ["TERMINATION EVENT" AND/OR "COLLECTION AGENT REPLACEMENT EVENT"] has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the "Agent's Notice").

          At all times prior to the receipt of the Agent's Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent.

          We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent's Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

          We also hereby notify you that, at all times from and after the date of your receipt of the Agent's Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent's audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent's Notice, neither we nor any of our affiliates shall be given any access to the Accounts.

          The Agent's Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent's Notice is given by telex or facsimile, it will be deemed to have been received when the Agent's Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

          By executing this letter agreement, you acknowledge the existence of the Agent's right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled "Swift Receivables Corporation and ABN AMRO Bank N.V., as Agent for the Purchasers" with the subline "Swift Transportation Corporation". Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.

          By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

          You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent's instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

          This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a "Lock-Box Service Agreement") (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

          STC agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an "Indemnitee") from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney's fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.

          In the event STC becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

          THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF __________. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

          Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

                                        Very truly yours,

                                        SWIFT TRANSPORTATION CORPORATION


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        SWIFT RECEIVABLES CORPORATION


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

Accepted and confirmed as of
the date first written above:

By: ABN AMRO BANK N.V., as Agent


By:
    ---------------------------------
Title:
       ------------------------------


By:
    ---------------------------------
Title:
       ------------------------------

Address of notice:

   ABN AMRO Bank N.V.
   Asset Securitization, Structured Finance
   540 West Madison Street, 27th Floor
   Chicago, Illinois 60661
   Attention: Purchaser Agent-Amsterdam
   Telephone Number: (312) 904-6263
   Telecopy Number: (312) 904-6376

Acknowledged and agreed to as of the date first written above:

[NAME OF BANK]


By:
    ---------------------------------
Title:
       ------------------------------

Address for notice:

-------------------------------------

-------------------------------------

-------------------------------------

                                                                      ANNEX A TO
                                                                 LOCK-BOX LETTER

[Name of Bank]

   Re: Swift Receivables Corporation
       Lock Box Numbers ______________
       Lock-Box Account Number ____________

Ladies and Gentlemen:

          Reference is made to the letter agreement dated _________________ (the "Letter Agreement") among Swift Transportation Corporation, Swift Receivables Corporation, the undersigned, as Agent, and you concerning the above-described lock-boxes and lock-box account (collectively, the "Accounts"). We hereby give you notice that a ["TERMINATION EVENT" AND/OR "COLLECTION AGENT REPLACEMENT EVENT"] has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

          We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

                                        Very truly yours,

                                        ABN AMRO BANK N.V.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

cc: Swift Receivables Corporation

                                    EXHIBIT G

                          TO RECEIVABLES SALE AGREEMENT

                             COMPLIANCE CERTIFICATE

To: ABN AMRO Bank N.V., as Agent, and
    each Purchaser

          This Compliance Certificate is furnished pursuant to Section 5.1(a)(iii) of the Amended and Restated Receivables Sale Agreement, dated as of December 21, 2005 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among Swift Receivables Corporation (the "Seller"), Swift Transportation Corporation (the "Initial Collection Agent"), the related bank purchasers from time to time party thereto (collectively, the "Related Bank Purchasers"), Amsterdam Funding Corporation ("Amsterdam"),Three Pillars Funding LLC ("Three Pillars"), SunTrust Capital Markets, as Three Pillars Purchaser Agent and ABN AMRO Bank N.V., as the Amsterdam Purchaser Agent and ABN AMRO Bank N.V. as agent for the Purchasers (in such capacity, the "Agent"). Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

     THE UNDERSIGNED HEREBY REPRESENTS, WARRANTS, CERTIFIES AND CONFIRMS THAT:

          1. The undersigned is a duly elected Designated Financial Officer of the undersigned.

          2. Attached hereto is a copy of the financial statements described in
     Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

          3. The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originator during and at the end of the accounting period covered by the attached financial statements.

          4. The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

          5. Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in
     Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

          Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:

          The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ___________, ____.

                                        [NAME OF SELLER OR ORIGINATOR]


                                        By:
                                            ------------------------------------
                                            Designated Financial Officer

                                    EXHIBIT H

                          CREDIT AND COLLECTION POLICY